Exhibit 99.1

CONTACT:

Media: 269-923-7405

Media@Whirlpool.com

Financial: Angela Hersil, 269-923-2641

Investor_relations@whirlpool.com

FOR IMMEDIATE RELEASE

Whirlpool Corporation Comments on U.S. Department of Commerce’s Final Dumping

Determinations Against LG and Samsung

Decisive rulings pave the way for final stages of trade remedies cases in bottom-mount refrigerator investigations

BENTON HARBOR, Mich., March 19, 2012 – Whirlpool Corporation (NYSE: WHR) is pleased with the U.S. Department of Commerce’s final affirmative determinations of dumping margins in the anti-dumping investigations related to bottom-mount refrigerators from South Korea.

“As the world’s leading home appliance maker, we are taking a stand with these petitions to protect our 23,000 U.S. employees who produce the innovative and high quality products that consumers demand,” said Marc Bitzer, President, Whirlpool North America. “We are pleased with the Department of Commerce’s decisions.”

In its final determinations, the Commerce Department found company-specific dumping margins for two South Korean producers (LG Electronics 15.41% and Samsung Electronics 5.16%) and four Mexican producers (LG Electronics 30.34%, Samsung Electronics 15.95%, Mabe 6.0% and Electrolux 22.94%). In its separate countervailing duty case related to the same products from South Korea, the Commerce Department found countervailing margins of 12.9% for South Korean exporter Daewoo and 2.46% for South Korean exporter Samsung.

Following today’s decisive and appropriate rulings, the U.S. International Trade Commission will make a final injury determination in April. Whirlpool remains confident that the successful conclusion of these investigations will lead to trade remedies against unlawfully traded bottom-mount refrigerators from South Korea and Mexico by May 2012.

Whirlpool is proud of our record of innovation and quality. Whirlpool products received 10 “Best Buy” designations and were ranked first in five categories in a leading U.S. consumer magazine. The company’s commitment to outstanding products was recently acknowledged by its peers through Fortune’s World’s Most Admired Company rankings.

In March 2011, Whirlpool filed these anti-dumping and countervailing duty petitions under U.S. and international trade laws. The company is seeking to establish conditions of fair competition in the U.S. market that will support significant investment and innovation in the production of high-end refrigerators in the United States, and the U.S. jobs created by that production. The Whirlpool products affected by this case are made in Amana, Iowa, where Whirlpool employs approximately 2,200 people.

For additional information and to view the petitions please visit http://whirlpoolcorp.com/facts.

ANTICIPATED KEY DATES

April 2012 — U.S. International Trade Commission expected to issue its final vote

May 2012 — Final anti-dumping and countervailing duty orders published, and duty deposits required

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2011, 68,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at

http://www.whirlpoolcorp.com.

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) The impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18) changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.